UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2011
___________

COMMUNITY BANKERS TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32590 (Commission File Number)	20-2652949 (IRS Employer Identification No.)

4235 Innslake Drive, Suite 200 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 21, 2011, Community Bankers Trust Corporation (the “Company”) and Essex Bank, its wholly owned subsidiary (the “Bank”), entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Bureau of Financial Institutions of the Virginia State Corporation Commission (the “Bureau”).  A copy of the Written Agreement is filed as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

The Written Agreement arises from concerns identified during recent regulatory examinations and is based on the supervisory findings from an examination that the Reserve Bank conducted in the third quarter of 2010.  The Company has anticipated entering into the Written Agreement since that examination and thus undertook specific actions in expectation of its requirements.  As a result, the Company believes that the Written Agreement does not reflect the numerous corrective actions that the Company and the Bank have already taken in response to those concerns.  Such actions include, as previously reported, the selection and hiring of a permanent Chief Executive Officer, pending regulatory approval, and a new Chief Credit Officer in the first quarter of 2011 and the numerous remediation steps that they, other members of management and the board of directors of the Company and the Bank have taken.

Under the terms of the Written Agreement, the Bank has agreed to develop and submit within the time periods specified in it its written plans with respect to the strengthening of board oversight of management and operations of the Bank and the strengthening of the Bank’s management and hiring, as necessary, additional or replacement personnel to address the findings of a management review.  In addition, the Bank has agreed to develop and submit for approval within the time periods specified in it its written plans or programs with respect to the following:

•	the strengthening and maintenance of credit risk management policies;
•	the enhancement of the lending and credit administration program;
•	the enhancement of the Bank’s loan review program;
•
the improvement of the Bank’s position with respect to loans, relationships, or other assets (including other real estate owned) in excess of $1.0 million that are now or in the future become past due more than 90 days, that are on the Bank’s problem loan list, or that are adversely classified in any report of examination of the Bank;

•	the enhancement of the Bank’s methodology for its allowance for loan and lease losses; and
•	the maintenance of an adequate allowance for loan and lease losses.

In addition, the Bank has agreed that it will:

•
not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Bureau absent prior approval by the board of directors in accordance with the restrictions in the Written Agreement;

•
eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank; and

•	comply with legal and regulatory limitations on indemnification payments and severance payments.

Under the terms of the Written Agreement, both the Company and Bank have agreed to submit for approval capital plans to maintain sufficient capital at the Company, on a consolidated basis, and at the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends absent prior regulatory approval.  The Bank has also agreed to submit to the Reserve Bank and the Bureau its strategic plan to improve the Bank’s earnings and budget for 2011.  In addition, the Company has agreed that it will:

•
not take any other form of payment representing a reduction in Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval;

•	refrain, along with its nonbank subsidiaries, from guaranteeing any debt without the prior written approval of the Reserve Bank and the Bureau; and
•	refrain from purchasing or redeeming any shares of its stock without the prior written consent of the Reserve Bank or the Bureau.

The foregoing description of the Written Agreement is a summary and does not purport to be a complete description of all of its terms and is qualified in its entirety by reference to the actual Written Agreement.

The directors of the Company and the Bank have recognized and unanimously agree with the goal of financial soundness that the Written Agreement represents and have confirmed the intent of the directors and senior management of the Company and the Bank to diligently seek to comply with all requirements of the Written Agreement.

The Company issued a press release reporting the entry into the Written Agreement on April 26, 2011. The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Written Agreement, effective April 21, 2010, by and among Community Bankers Trust Corporation, Essex Bank, Federal Reserve Bank of Richmond and State Corporation Commission Bureau of Financial Institutions

99.1	Press release issued April 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION
(Registrant)

Date: April 27, 2011	By:	/s/ John M. Oakey, III
John M. Oakey, III
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Written Agreement, effective April 21, 2010, by and among Community Bankers Trust Corporation, Essex Bank, Federal Reserve Bank of Richmond and State Corporation Commission Bureau of Financial Institutions

99.1	Press release issued April 26, 2011